NETTER DIGITAL ENTERTAINMENT, INC.

                       Senior Subordinated Note

                          Note Due On Demand
                      Subsequent to June 30, 1999

No. BN-1                                        June 10, 1999

NETTER DIGITAL ENTERTAINMENT, INC., a Delaware corporation (the "Company"), for value received, hereby, promises to pay to Allco Finance Group Limited ("AFGL") or registered assigns on demand made on anytime after June 30, 1999 (the "Demand Date") the principal amount of FOUR HUNDRED FIFTY THOUSAND DOLLARS ($450,000.00) with an interest rate of 10% per annum, calculated on a daily basis. Such amount shall be due and payable within seven (7) business days from the date demand is made on the Company. The Company agres to pay interest on overdue principal, if any, at the rate of the lesser of (a) the maximum interest rate permitted by law and (b) 15% (the "Overdue Rate") per annum from the date such payment is due until paid.

Both the principal hereof and interest hereon are payable as directed by AFGL in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal or interest, if any, on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next preceeding Business Day.

This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a writted instrument or transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal and interest, if any, on this Note shall be made only to or upon the order in writing of the registered holder.

This note is govered by and construed in accordance with the internal laws of California.

                            NETTER DIGITAL ENTERTAINMENT, INC.,
                            a Delaware corporation


/s/Douglas Netter
-----------------
Douglas Netter
Title: Chief Executive Officer

/s/Chad Kalebic
---------------
Chad Kalebic
Title: Chief Financial Officer